Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

November 6, 2020

Paya Holdings Inc.

303 Perimeter Center North Suite 600

Atlanta, Georgia 30346

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Paya Holdings Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to (A) the issuance of up to 17,715,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) upon the exercise of a like number of warrants of the Company (the “Warrants”), each exercisable for one share of Common Stock and (B) the resale or distribution from time to time by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of (i) up to 102,359,084 shares of Common Stock, including (x) 87,894,084 shares of Common Stock issued and outstanding as of the date hereof (the “Selling Stockholder Shares”), (y) 465,000 Warrant Shares, and (z) up to 14,000,000 shares of Common Stock to be issued pursuant to that certain Agreement and Plan of Merger, dated as of August 3, 2020 (the “Merger Agreement”), by and among the Company, FinTech Acquisition Corp. III, FinTech III Merger Sub Corp., GTCR-Ultra Holdings, LLC, GTCR-Ultra Holdings II, LLC, GTCR/Ultra Blocker, Inc. and GTCR Fund XI/C LP (the “Earnout Shares”) and (ii) up to 465,000 Warrants (the “Selling Stockholder Warrants”). The Warrants, the Warrant Shares, the Selling Stockholder Shares, the Earnout Shares and the Selling Stockholder Warrants are collectively referred to herein as the “Securities.”

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Paya Holdings Inc. November 6, 2020 Page 2

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and others as to factual matters.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

2.	The Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3.	The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

4.	The Earnout Shares have been duly authorized and upon issuance of the Earnout Shares in accordance with the terms of the Merger Agreement, such shares will be validly issued, fully paid and non-assessable.

Paya Holdings Inc. November 6, 2020 Page 3

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP